Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended March 31, 2024

HOUSTON, Texas – May 1, 2024 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended March 31, 2024.

First Quarter 2024 Financial Results and Other Key Items
•Total revenue of $1.5 billion
•Net income attributable to common stockholders of $51 million, or $0.13 per share
◦Includes $12 million in merger and integration expenses
•Adjusted net income attributable to common stockholders of $61 million, or $0.15 per share
◦Excludes merger and integration expenses
•Adjusted EBITDA of $375 million
◦Excludes merger and integration expenses
•Cash from Operations of $366 million, Free Cash Flow of $139 million
•Achieved annualized synergy target of $200 million from the NexTier merger
•Returned $130 million to shareholders in the first quarter; confirm expectation to return at least $400 million to shareholders in 2024
◦Used $98 million to repurchase 9 million shares in the first quarter; since the close of the NexTier merger and Ulterra acquisition, we have repurchased 4% of the post-transaction shares outstanding
◦$945 million in remaining share repurchase authorization
◦Declared a quarterly dividend on its common stock of $0.08 per share, payable on June 17, 2024 to holders of record as of June 3, 2024

Management Commentary

“The first quarter was another strong quarter for Patterson-UTI, and we met our adjusted gross profit guidance at each of our operating segments,” said Andy Hendricks, Chief Executive Officer. “We are pleased with the way our team navigated a challenging market to start the year. Activity in both our U.S. drilling and completion businesses again outperformed, and our customers are recognizing the value that is being created by our top-tier service offerings. Our customers place a high value on differentiated services and technologies, which will benefit Patterson-UTI over the long-term as we look to create value for our shareholders.

“The near-term outlook for U.S. shale activity continues to be cautious and reflects slightly lower activity than we saw to start the year,” continued Mr. Hendricks. “Activity in oil basins remains steady, although natural gas prices and customer consolidation remain a headwind to near-term activity. Based on current commodity prices, we think activity in our U.S. drilling and completion businesses is likely to improve slightly in oil basins, starting in the third quarter, with early indication that the impact of these headwinds may begin to ease later this year.”

“The first quarter results demonstrate the significant free cash flow generation capability of Patterson-UTI following our combination with NexTier and the acquisition of Ulterra. We continue to invest in our business to maintain our position as a long-term winner in U.S. drilling and completions, while at the same time generating strong free cash flow,” said Andy Smith, Chief Financial Officer. “We are significantly ahead of pace on our expectation to return at least $400 million to shareholders this year, and our strong free cash flow in the first quarter allowed us to opportunistically accelerate our share repurchases. In just two full quarters since we closed the NexTier merger and the Ulterra acquisition, we have already retired 4% of our post-transaction outstanding shares in addition to maintaining our dividend. Since the start of 2022, we have returned more than 80% of our free cash flow to shareholders, while at the same time improving our free cash flow conversion. We continue to expect to convert at least 40% of our adjusted EBITDA to free cash flow in 2024.”

Drilling Services

During the first quarter, Drilling Services revenue totaled $458 million. Drilling Services adjusted gross profit was $186 million during the quarter compared to $187 million during the prior quarter, which was in line with our prior guidance. The segment delivered relatively steady sequential results, reflecting a steady U.S. land rig count compared to the fourth quarter.

Within the Drilling Services segment for the first quarter, U.S. Contract Drilling revenue was $393 million, and adjusted gross profit was $178 million, which was slightly higher than in the fourth quarter as a higher rig count more than offset slightly lower revenue per day. U.S. operating days totaled 11,024, with activity slightly outperforming our expectation. The average rig revenue per operating day in U.S. Contract Drilling was $35,680 in the quarter, and the adjusted gross profit per operating day in U.S. Contract Drilling was $16,170, a $160 decrease from the previous quarter.

As of March 31, 2024, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $527 million. Based on contracts currently in place, the Company expects an average of 70 rigs operating under term contracts during the second quarter of 2024 and an average of 41 rigs operating under term contracts over the four quarters ending March 31, 2025.

For the first quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was $64 million, with adjusted gross profit of $8 million.

Completion Services

First quarter Completion Services revenue totaled $945 million, with adjusted gross profit of $199 million. Revenue was in line with expectations, with the sequential decline primarily driven by lower activity compared to the fourth quarter, particularly in natural gas basins. Segment adjusted gross profit was at the high-end of our guidance, as we continue to see the benefit of focused cost controls and additional synergy capture associated with the NexTier merger.

Financial performance in our Completion Services segment has been relatively steady compared to the pre-merger entities, even as market activity has slowed. This reflects our progress in capturing synergy value that we expected to unlock from the NexTier merger.

Activity in Appalachia remained relatively steady. As expected, activity in the Haynesville was the biggest driver of the decline in completion activity.

Utilization remains high for equipment that can be powered by natural gas, and we are continuing to see strong returns from our natural gas-powered assets that are working for large, long-term dedicated customers.

Drilling Products

First quarter Drilling Products revenue totaled $90 million, with adjusted gross profit of $41 million. First quarter revenue in the Drilling Products business was up 2% sequentially, with higher sequential results mostly driven by Ulterra’s International operations. Adjusted gross profit improved with strong market penetration, with a sequential increase in revenue per industry rig for Ulterra’s U.S. operations.

As a result of the purchase price accounting for Ulterra, direct operating costs and depreciation expenses are temporarily higher than normal, as the drill bits acquired were allocated a value higher than the manufactured cost. During the first quarter, the step-up in value increased reported segment direct operating costs by $2 million and increased reported segment depreciation and amortization by $6 million, all of which was non-cash in nature. We expect this impact will reduce as we move through 2024 and is likely to be negligible thereafter.

The Drilling Products segment continues to perform well, with long-term International growth opportunities.

Other

During the first quarter, Other revenue totaled $18 million, with adjusted gross profit totaling $7 million during the quarter.

Outlook

We see steady drilling and completion activity in oil basins, with the expectation that a few operators may add drilling rigs later this year based on current oil prices. Our activity in natural gas basins has so far been more resilient than we previously anticipated, although we have continued to see some activity decline in the second quarter. We currently expect our activity in natural gas basins will remain steady with second quarter levels through year-end.

Within the Drilling Services segment, we expect U.S. Contract Drilling to operate an average of 114 U.S. rigs in the second quarter, with adjusted gross profit per operating day down roughly $300 from the prior quarter. Aside from U.S. Contract Drilling, we expect other Drilling Services adjusted gross profit will be down slightly in the second quarter compared to the prior quarter.

Completion Services activity has declined slightly to start the second quarter, mostly in the natural gas basins where our customers continue to slow activity in response to current natural gas prices. We also expect to see a few dedicated fleets operate in the second quarter with planned gaps in the schedule. Completion Services revenue for the second quarter is expected to be approximately $860 million, with approximately $690 million in direct operating costs and an adjusted gross profit of around $170 million. We expect an improvement in activity in the third quarter as our dedicated and long-term customers resume completion activity after new pads are drilled.

Second quarter results in our Drilling Products segment are expected to be relatively in line with the first quarter, as continued growth in our International operations is expected to largely offset seasonal activity declines from Canadian spring breakup.

For the second quarter, Other revenue and adjusted gross profit is expected to be roughly flat with the first quarter.

For the second quarter, we expect selling, general and administrative expense of approximately $65 million, and depreciation, depletion, amortization, and impairment expense of approximately $265 million.

“We are excited by our position as a leader in U.S. shale, and our results are starting to demonstrate the value creation that we envisioned from the NexTier merger and Ulterra acquisition,” concluded Mr. Hendricks. “The discipline we see from our customers is continuing to reduce the cyclicality of the industry relative to prior business cycles, and the relative stability is giving our company the opportunity to use our differentiated products and services to add value to the drilling and completion process. Most importantly for our investors, the differentiation is creating an environment where we can focus on making investments that grow our own returns and free cash flow conversion. Our objective is to continue to return a significant portion of our free cash flow to shareholders and create significant value for all Patterson-UTI shareholders over the long-term.”

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

First Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2024, is scheduled for May 2, 2024, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the successful integration and expected benefits of the recently completed NexTier merger and Ulterra acquisition on our financial condition, results of operations, strategy and plans and our ability to realize those benefits; synergies, costs and financial and operating impacts of acquisitions, including the NexTier merger and the Ulterra acquisition; the successful integration of NexTier and Ulterra operations and the future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, completion services and drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts of dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
REVENUES	$1,510,360	$1,584,317	$791,802
COSTS AND EXPENSES:
Direct operating costs	1,077,139	1,119,117	512,659
Depreciation, depletion, amortization and impairment	274,956	278,787	128,180
Selling, general and administrative	64,984	61,037	30,566
Credit loss expense	5,231	842	—
Merger and integration expense	12,233	19,949	—
Other operating income, net	(11,182)	(7,120)	(5,566)

Total operating costs and expenses	1,423,361	1,472,612	665,839

OPERATING INCOME	86,999	111,705	125,963

OTHER INCOME (EXPENSE):
Interest income	2,189	1,539	1,240
Interest expense, net of amount capitalized	(18,335)	(18,681)	(8,826)
Other	850	(1,293)	1,486

Total other expense	(15,296)	(18,435)	(6,100)

INCOME BEFORE INCOME TAXES	71,703	93,270	119,863

INCOME TAX EXPENSE	19,997	31,332	20,185

NET INCOME	51,706	61,938	99,678

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	471	(12)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$51,235	$61,950	$99,678

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.13	$0.15	$0.47
Diluted	$0.13	$0.15	$0.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	408,182	415,656	212,089
Diluted	409,819	418,751	215,866
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$51,706	$99,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	274,956	128,180
Deferred income tax expense	19,507	18,303
Stock-based compensation	12,051	(758)
Net (gain) loss on asset disposals	(2,668)	538
Credit loss expense	5,231	—
Other	613	(648)
Changes in operating assets and liabilities	4,495	(10,944)
Net cash provided by operating activities	365,891	234,349

Cash flows from investing activities:
Purchases of property and equipment	(226,941)	(117,601)
Proceeds from disposal of assets	2,389	1,263
Other	(2,933)	(7)
Net cash used in investing activities	(227,485)	(116,345)

Cash flows from financing activities:
Purchases of treasury stock	(97,782)	(73,586)
Dividends paid	(32,553)	(16,916)
Payments of finance leases	(27,229)	—
Other	(4,025)	(7,837)
Net cash used in financing activities	(161,589)	(98,339)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	750	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(22,433)	19,665
Cash, cash equivalents and restricted cash at beginning of period	192,680	137,553
Cash, cash equivalents and restricted cash at end of period	$170,247	$157,218

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Drilling Services
Revenues	$457,573	$463,598	$477,727
Direct operating costs	$271,737	$276,439	$281,261
Adjusted gross profit (1)	$185,836	$187,159	$196,466
Depreciation, amortization and impairment	$92,345	$91,951	$91,293
Selling, general and administrative	$3,879	$3,204	$3,845
Other operating (income) loss, net	$—	$(676)	$22
Operating income	$89,612	$92,680	$101,306
Capital expenditures	$82,793	$73,625	$89,279

Completion Services
Revenues	$944,997	$1,014,357	$293,268
Direct operating costs	$745,594	$782,482	$220,116
Adjusted gross profit (1)	$199,403	$231,875	$73,152
Depreciation, amortization and impairment	$148,680	$147,891	$26,025
Selling, general and administrative	$10,964	$13,662	$2,695
Other operating income, net	$(9,870)	$—	$—
Operating income	$49,629	$70,322	$44,432
Capital expenditures	$123,377	$107,217	$21,425

Drilling Products
Revenues	$89,973	$88,109	$—
Direct operating costs	$48,630	$49,484	$—
Adjusted gross profit (1)	$41,343	$38,625	$—
Depreciation, amortization and impairment	$27,182	$31,392	$—
Selling, general and administrative	$7,661	$7,494	$—
Operating income (loss)	$6,500	$(261)	$—
Capital expenditures	$15,586	$16,632	$—

Other
Revenues	$17,817	$18,253	$20,807
Direct operating costs	$11,178	$10,712	$11,282
Adjusted gross profit (1)	$6,639	$7,541	$9,525
Depreciation, depletion, amortization and impairment	$5,411	$6,291	$7,323
Selling, general and administrative	$240	$232	$235
Operating income	$988	$1,018	$1,967
Capital expenditures	$3,797	$6,258	$5,223

Corporate
Depreciation	$1,338	$1,262	$3,539
Selling, general and administrative	$42,240	$36,445	$23,791
Merger and integration expense	$12,233	$19,949	$—
Credit loss expense	$5,231	$842	$—
Other operating income, net	$(1,312)	$(6,444)	$(5,588)
Capital expenditures	$1,388	$1,541	$1,674

Total Capital Expenditures	$226,941	$205,273	$117,601
(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

Selected Balance Sheet Data (unaudited, in thousands):	March 31, 2024	December 31, 2023
Cash, cash equivalents and restricted cash	$170,247	$192,680
Current assets	$1,354,702	$1,485,698
Current liabilities	$916,901	$1,050,435
Working capital	$437,801	$435,263
Long-term debt	$1,221,058	$1,224,941

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income	$51,706	$61,938	$99,678
Income tax expense	19,997	31,332	20,185
Net interest expense	16,146	17,142	7,586
Depreciation, depletion, amortization and impairment	274,956	278,787	128,180
Merger and integration expense	12,233	19,949	—
Adjusted EBITDA	$375,038	$409,148	$255,629

Total revenues	$1,510,360	$1,584,317	$791,802

Adjusted EBITDA by Operating Segment:
Drilling Services	$181,957	$184,631	$192,599
Completion Services	198,309	218,213	70,457
Drilling Products	33,682	31,131	—
Other	6,399	7,309	9,290
Corporate	(45,309)	(32,136)	(16,717)
Adjusted EBITDA	$375,038	$409,148	$255,629
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and impairment expense and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income. Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Free Cash Flow
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	March 31,
	2024	2023
Free Cash Flow (1):
Net cash provided by operating activities	365,891	234,349
Less capital expenditures	(226,941)	(117,601)
Free cash flow	$138,950	$116,748
(1)We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Drilling Services
Revenues	$457,573	$463,598	$477,727
Less direct operating costs	(271,737)	(276,439)	(281,261)
Less depreciation, amortization and impairment	(92,345)	(91,951)	(91,293)
GAAP gross profit	93,491	95,208	105,173
Depreciation, amortization and impairment	92,345	91,951	91,293
Adjusted gross profit (1)	$185,836	$187,159	$196,466

Completion Services
Revenues	$944,997	$1,014,357	$293,268
Less direct operating costs	(745,594)	(782,482)	(220,116)
Less depreciation, amortization and impairment	(148,680)	(147,891)	(26,025)
GAAP gross profit	50,723	83,984	47,127
Depreciation, amortization and impairment	148,680	147,891	26,025
Adjusted gross profit (1)	$199,403	$231,875	$73,152

Drilling Products
Revenues	$89,973	$88,109	$—
Less direct operating costs	(48,630)	(49,484)	—
Less depreciation, amortization and impairment	(27,182)	(31,392)	—
GAAP gross profit	14,161	7,233	—
Depreciation, amortization and impairment	27,182	31,392	—
Adjusted gross profit (1)	$41,343	$38,625	$—

Other
Revenues	$17,817	$18,253	$20,807
Less direct operating costs	(11,178)	(10,712)	(11,282)
Less depreciation, depletion, amortization and impairment	(5,411)	(6,291)	(7,323)
GAAP gross profit	1,228	1,250	2,202
Depreciation, depletion, amortization and impairment	5,411	6,291	7,323
Adjusted gross profit (1)	$6,639	$7,541	$9,525
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Drilling Services Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,
	2024	2023
U.S. Contract Drilling
Revenues	$393,339	$393,296
Less direct operating costs	(215,107)	(216,219)
Less depreciation, amortization and impairment	(85,926)	(85,966)
GAAP gross profit	92,306	91,111
Depreciation, amortization and impairment	85,926	85,966
Adjusted gross profit (1)	$178,232	$177,077

Operating days – U.S. (2)	11,024	10,841
Average revenue per operating day – U.S. (2)	$35.68	$36.28
Average direct operating costs per operating day – U.S. (2)	$19.51	$19.94
Average adjusted gross profit per operating day – U.S. (2)	$16.17	$16.33

Other Drilling Services
Revenues	$64,234	$70,302
Less direct operating costs	(56,630)	(60,220)
Less depreciation, amortization and impairment	(6,419)	(5,985)
GAAP gross profit	1,185	4,097
Depreciation, amortization and impairment	6,419	5,985
Adjusted gross profit (1)	$7,604	$10,082
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Share
(unaudited, in thousands, except per share data)

	Three Months Ended March 31, 2024
	As Reported		Adjusted
	Total	Per Share	Total	Per Share (1)

Net income attributable to common stockholders as reported	$51,235	$0.13	$51,235	$0.13

Reverse certain item:
Merger and integration expense			12,233

Income tax benefit			(2,569)

Net income attributable to common stockholders	$51,235	$0.13	$60,899	$0.15

Weighted average number of common shares outstanding, excluding non-vested shares of restricted stock	408,182		408,182
Add dilutive effect of potential common shares	1,637		1,637
Weighted average number of diluted common shares outstanding	409,819		409,819

Federal statutory tax rate			21.0%
(1)We define adjusted net income as net income attributable to common stockholders as reported, excluding merger and integration expense, less income tax benefit. We present adjusted net income and adjusted earnings per share in order to convey to investors our performance on a basis that, by excluding merger and integration expense, is more comparable to our net income and earnings per share information reported in previous periods. Adjusted net income and adjusted earnings per share should not be construed as an alternative to GAAP net income and earnings per share.